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                                                                                                             Nicor Gas Company
                                                                                                             Form 10-Q
                                                                                                             Exhibit 12.01






                                         Nicor Gas Company
                   Computation of Consolidated Ratio of Earnings to Fixed Charges
                                            (thousands)

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                                        Twelve
                                      months ended                             Year ended December 31
                                      September 30,  ----------------------------------------------------------------------------
                                         1999            1998            1997           1996            1995            1994
                                     -------------   -------------   -------------  --------------  -------------   -------------

Earnings available to cover fixed
  charges:

    Net income                          $ 92,302        $ 94,119       $ 106,922       $ 107,106       $ 85,448        $ 93,078

    Add:  Income taxes                    54,047          55,299          64,714          63,579         49,881          50,958

          Fixed charges                   41,350          44,870          46,886          46,747         39,400          37,729

          Allowance for funds used
             during construction            (181)           (269)            (11)             (5)          (911)           (151)
                                    -------------   -------------   -------------  --------------  -------------   -------------

                                       $ 187,518       $ 194,019       $ 218,511       $ 217,427      $ 173,818       $ 181,614
                                    =============   =============   =============  ==============  =============   =============


Fixed charges:

    Interest on debt                    $ 39,713        $ 42,624        $ 45,246        $ 43,762       $ 38,129        $ 36,726

    Other interest charges and
       amortization of debt dis-
       count, premium, and expense,
       net                                 1,637           2,246           1,640           2,985          1,271           1,003
                                    -------------   -------------   -------------  --------------  -------------   -------------

                                        $ 41,350        $ 44,870        $ 46,886        $ 46,747       $ 39,400        $ 37,729
                                    =============   =============   =============  ==============  =============   =============


Ratio of earnings to fixed charges          4.54            4.32            4.66            4.65           4.41            4.81
                                    =============   =============   =============  ==============  =============   =============
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